EXHIBIT 2.1

                                      FORM

                                       OF

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into this 5th day of March, 2002, by and between Reality Wireless Networks, Inc., a Nevada corporation (the "Purchaser") and Reality Networks, Inc., a Delaware corporation (the "Seller").

         WHEREAS, the Seller is engaged in the business of providing of fixed, wireless, high-speed, broadband Internet access to residential homes and small businesses and is the owner of assets including, but not limited to, equipment, inventories, intellectual property, contract rights, leasehold interests and miscellaneous assets used in connection with the operation of its business; and

         WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell, the all the assets used or useful, or intended to be used, in the operation of the Seller's business; and

         NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Assets Purchased. The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller, on the terms and conditions set forth in this Agreement, all of the Seller's then existing assets and business related to it business as a going concern (the "Assets").

         2. Excluded Assets. Excluded from this sale and purchase are the Seller's corporate seals, minute books, stock transfer books, general ledger and other accounting records (except as otherwise provided herein), other records related exclusively to the organization, existence or share capitalization of the Seller, its affiliates, subsidiaries, together with the Seller's rights under any contract between the Seller and any third party and to which consent to assignment to the Purchaser is required, but has not been obtained on the Closing Date, as defined in Section 8.1. The Seller shall make its general ledger and other accounting records available for inspection by the Purchaser from time to time upon reasonable request.

         3. Liabilities Assumed. The Purchaser agrees to assume and pay, discharge or perform, as appropriate, (i) all unfilled orders from customers of the Seller assigned to the Purchaser pursuant to Section 1, and (ii) all purchase orders for inventory items ordered by the Seller prior to the Closing Date, but that will not be delivered until after the Closing Date (the "Assumed Liabilities"). The obligations of the Purchaser under this Section are subject to whatever rights the Purchaser may have under this Agreement or otherwise for breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement, including but not limited to any right of indemnification provided by this Agreement.

         4. Purchase Price. In consideration of the sale, transfer and conveyance to the Purchaser of the Assets and the Assumed Liabilities, Purchaser shall transfer to Seller eight million, four hundred and forty-nine thousand, three hundred and twenty (8,449,320) shares (the "Shares") of common stock, par value $.001 per share, of the Purchaser (the "Purchase Price"). The number of Shares to be transferred to Seller shall be appropriately adjusted to reflect the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Seller's common stock occurring after the Closing Date, as defined in Section 8.1, and prior to the Closing, so as to provide Seller the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, or like change.

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         5. Payment of Purchase Price. At the Closing, the Purchaser shall issue, or direct its transfer agent to issue the Shares to the Seller, on account of the Purchase Price.

         6. Adjustments. The operation of the Seller's business and related income and expenses up to the close of business on the day before the Closing Date shall be for the account of the Seller and thereafter for the account of the Purchaser.

         7. Registration Rights Agreement. At Closing, the parties shall execute a registration rights agreement, substantially the form of Exhibit A hereto (the "Registration Rights Agreement"), under which Seller is granted certain rights to have the Shares registered for resale to the public.

         8. Closing.

                  8.1 Time and Place. The closing of the sale and purchase of the Assets (the "Closing") shall take place at The Otto Law Group, PLLC, at 5:00 p.m. on March 5, 2002 ("Closing Date"), or at such other time as the parties may agree in writing.

                  8.2 Obligations of Seller at the Closing. At the Closing, the Seller shall execute, or cause to be executed, and shall deliver to the Purchaser the following:

                  8.2.1 a bill of sale, substantially in the form of Exhibit B hereto (the "Bill of Sale");

                  8.2.2    the Registration Rights Agreement;

                  8.2.3 a certificate of the Seller representing and warranting to the Purchaser that each of the representations and warranties of the Seller in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

                  8.2.4 such other documents as the Purchaser may reasonably request for the purpose of (A) evidencing the accuracy of any of Seller's representations and warranties, (B) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by it, (C) evidencing the satisfaction of any condition referred to in this Agreement, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated in this Agreement.

                  8.3 Obligations of Purchaser at the Closing. At the Closing, the Purchaser shall execute, or cause to be executed, and shall deliver to the Seller the following:

                  8.3.1    the Bill of Sale;

                  8.3.2    the Registration Rights Agreement;

                  8.3.3 a certificate of the Purchaser to the effect that each of the Purchaser's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

                  8.3.4 such other documents as the Seller may reasonably request for the purpose of (A) evidencing the accuracy of any representation or warranty of the Purchaser, (B) evidencing the performance by the Purchaser of, or the compliance by the Purchaser with, any covenant or obligation required to be performed or complied with by the Purchaser, (C) evidencing the satisfaction of any condition referred to in this Agreement, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated in this agreement.

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                  8.4 Possession. Simultaneously with such deliveries, Seller shall take all action necessary or appropriate to put Purchaser in actual possession and operating control of the Assets.

         9.  Seller's Obligation Prior to Closing.

                  9.1 Seller's Operation of Business Prior to Closing. The Seller agrees that between the date of this Agreement and the Closing Date, the Seller will:

                  9.1.1 Continue to operate the business that is the subject of this Agreement in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules or orders, and will use its best efforts to preserve its business organization and preserve the continued operation of its business with its customers, suppliers and others having business relations with the Seller.

                  9.1.2 Not assign, sell, lease or otherwise transfer or dispose of any of the assets used in the performance of its business, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation.

                  9.1.3 Maintain all of its assets other than inventories in their present condition, reasonable wear and tear and ordinary usage excepted, and maintain the inventories at levels normally maintained.

         10. Access to Premises and Information. At reasonable times prior to the Closing Date, the Seller will provide the Purchaser and its representatives with reasonable access during business hours to the assets, titles, contracts and records of the Seller and furnish such additional information concerning the Seller's business as the Purchaser from time to time may reasonably request.

         11. Conditions and Best Efforts. The Seller will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of the Seller under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and to consummate and complete this Agreement.

         12. Covenants of Purchaser Prior to Closing.

                  12.1 Conditions and Best Efforts. The Purchaser will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the Purchaser's obligations under this Agreement, and shall do all acts and things as may be required to carry out the Purchaser's obligations and to consummate this Agreement.

                  12.2 Confidential Information. If for any reason the sale of Assets is not closed, the Purchaser will not disclose to third parties any confidential information received from the Seller in the course of investigating, negotiating and performing the transactions contemplated by this Agreement.

         13. Seller's Representations and Warranties. The Seller represents and warrants to the Purchaser as follows:

                  13.1 Corporate Existence. The Seller is now, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own its properties and assets and carry on its business and is good standing in each jurisdiction in which such qualification is required.

                  13.2 Corporation Power and Authorization. The Seller has full corporate authority to execute and deliver this Agreement and any other agreement to be executed and delivered by the Seller in connection herewith, and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action. No other corporate proceedings by the Seller will be necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby. The Seller has consulted its own financial advisor, tax advisor and accountant, as

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necessary or desirable, as to matters concerning this Agreement. This Agreement constitutes a valid and binding Agreement of the Seller in accordance with its terms.

                  13.3 Conflict with Other Agreements, Consents and Approvals. With respect to (i) the articles of incorporation or bylaws of the Seller, (ii) any applicable law, statute, rule or regulation, (iii) any contract to which the Seller is a party or may be bound, or (iv) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Seller is a party or subject, the execution and delivery by the Seller of this Agreement and any other agreement to be executed and delivered by the Seller in connection herewith and the consummation of the transactions contemplated hereby will not
(a) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (b) require any authorization, consent, approval, exemption or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been given or done.

                  13.4 Compliance with Law. The Seller's use and occupancy of the Assets, wherever located, has been in compliance with all applicable federal, state, local or other governmental laws or ordinances, the non-compliance with which, or the violation of which, might have a material adverse affect on the Assets, the Assumed Liabilities or the financial condition, results of operations or anticipated business prospects of the Purchaser, and the Seller has received no claim or notice of violation with respect thereto. Without in any way limiting the generality of the foregoing, the Seller is in compliance with, and is subject to no liabilities under, any and all applicable laws, governmental rules, ordinances, regulations and orders pertaining to the presence, management, release, discharge or disposal of toxic or hazardous waste material or substances, pollutants (including conventional pollutants) and contaminants. The Seller has obtained all material permits, licenses, franchises and other authorizations necessary for the conduct of its business.

                  13.5 Financial Statements. Attached hereto on Schedule 13.5 are the Seller's audited financial statements for the period ending September 30, 2001 (the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Seller and are true, correct and complete; fairly present financial conditions of the Seller at the dates of such Financial Statements and the results of its operations for the periods then ended; and were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. Except as described in this Agreement, since February 6, 2002, there has been no material adverse change in the financial condition of the Seller.

                  13.6 Tax and Other Returns and Reports. (i) All federal, state, local and foreign tax returns and reports (including without limitation all income tax, social security, payroll, unemployment compensation, sales and use, excise, privilege, property, ad valorem, franchise, license and school) required to be filed by the Seller by the Closing ("Tax Returns") have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports properly reflect the taxes of the Seller for the periods covered thereby; and (ii) all federal, state and local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, including those enumerated above with respect to the Tax Returns, which are called for by the Tax Returns, or which are claimed to be due from the Seller by notice from any taxing authority, or upon or measured by its properties, assets or income, have been properly accrued or paid by or at the Closing if then due and payable.

                  13.7 Title to Assets. The Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges or encumbrances.

                  13.8  Intellectual Property Rights.

                  13.8.1 The Seller owns, possesses or has the right to use all intellectual property rights necessary or required to conduct its business as presently conducted, or otherwise used by the Seller.

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                  13.8.2   No royalties or other amounts are payable by the
                           Seller to other persons by reason of the ownership or the use of the any intellectual property owned or used by the Seller.

                  13.8.3 (i) To the best knowledge of the Seller, no product or service related to the Seller's business and marketed and sold by the Seller violates any license or infringes upon any intellectual property rights of others, (ii) the Seller has not received any notice that any such product or service conflicts with any intellectual property rights of others, and (iii) to the best knowledge of the Seller, there is no reasonable basis to believe that any such violation, infringement or conflict may exist.

                  13.8.4 The Seller is not a party to, or subject to, any contract which currently requires, or upon the passage of time or occurrence of an event or contingency (whether of default or otherwise) will require, the conveyance or disclosure of secret processes or formulae related to, any intellectual property of the Seller.

                  13.8.5 All computer hardware and software included among the Assets and currently used and/or necessary to the conduct of the Seller's business, are in good working order.

                  13.8.6 Except as described in Schedule 1, the Seller has obtained and delivered to the Purchaser all consents and approvals of third parties necessary to duly transfer to the Purchaser all of the Seller's rights, title and interest in and to all of its intellectual property included among the Assets.

                  13.9 Labor Agreements and Disputes. The Seller is neither a party to, nor otherwise subject to any collective bargaining or other agreement governing the wages, hours and terms of employment of the Seller's employees. The Seller is not aware of any labor dispute or labor trouble involving employees of the Seller nor has there been any such dispute or trouble during the 5 months preceding the date of this Agreement.

                  13.10 ERISA and Related Matters. The Seller does not maintain or contribute to any "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans" (as defined in Section 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) existing on the date hereof. Except for its Reality Networks 2001 Stock Option Plan, the Seller does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of the Seller, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "Employee Benefit Plan" (as defined in Section 3(3) of ERISA), for which the Seller may have any ongoing material liability after Closing. The Seller does not maintain nor has it ever contributed to any Multiemployer Plan as defined by
Section 3(37) of ERISA. The Seller does not currently maintain any Employee Pension Benefit Plan subject to Title IV of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan maintained by the Seller as to which the Seller has been party a party.

                  13.11 Government Contracts. The Seller has not entered into any contract with the United States government or and agency, department, instrumentality, prime contractor or higher-tier subcontractor thereof (a "Government Contract"). The Seller is not a party to any Governments Contracts that require access to classified information, and there are no security clearances necessary for the operation of the Seller's business. To the best knowledge of the Seller, there are no outstanding quotations, bids or proposals submitted by the Seller to any agency, department or instrumentality of the United States government or to a prime contractor or higher-tier subcontractor thereof.

                  13.12 Litigation. The Seller has no knowledge of any claim, litigation, proceeding or investigation pending or threatened against the Seller that might result in any material adverse change in the business or condition of the Assets being conveyed under this Agreement.

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                  13.13 Accuracy of Representations and Warranties. None of the
representations or warranties of the Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. The Seller knows of no fact that has resulted in a material change in the business, operations or assets of the Seller that has not been set forth in this Agreement or otherwise disclosed to the Purchaser.

         14. Representations of Purchaser. The Purchaser represents and warrants as follows:

                  14.1 Corporate Existence. The Purchaser is now, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                  14.2 Authorization. The Purchaser has full corporate authority to execute and deliver this Agreement and any other agreement to be executed and delivered by the Purchaser in connection herewith, and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action. No other corporate proceedings by the Purchaser will be necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby. This Agreement constitutes a valid and binding Agreement of the Seller, in accordance with its terms. The Purchaser has consulted its own financial advisor, tax advisor and accountant, as necessary or desirable, as to matters concerning this Agreement.

                  14.3 Conflict with Other Agreements, Consents and Approvals. With respect to (i) the articles of incorporation or bylaws of the Purchaser,
(ii) any applicable law, statute, rule or regulation, (iii) any contract to which the Purchaser is a party or may be bound, or (iv) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Purchaser is a party or subject, the execution and delivery by the Purchaser of this Agreement and any other agreement to be executed and delivered by the Purchaser in connection herewith and the consummation of the transactions contemplated hereby will not (a) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (b) require any authorization, consent, approval, exemption or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been given or done.

                  14.4 Employees. The Purchaser shall offer employment to all of the Seller's employees and the Seller shall use its best efforts to assure the orderly transfer of those employees to the Purchaser. All employees will continue to receive the same compensation as they are receiving as of the date of this Agreement, subject to such changes as the Purchaser may approve. The Seller shall be responsible for payment of all compensation payable to all of the Seller's employees who become employees of the Purchaser for the period through and including the Closing Date and shall retain all liabilities and obligations with respect to employees who are not transferred to the Purchaser. Each of the Seller's employees who are transferred to the Purchaser shall receive credit for the period such employee was employed at the Seller for purposes of determining severance, family leave, disability and future vacation after transfer to the Purchaser.

                  14.5 Accuracy of Representations and Warranties. None of the representations or warranties of the Purchaser contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading.

         15. Conditions Precedent to Purchaser's Obligations. The obligation of the Purchaser to purchase the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by the Purchaser:

                  15.1 Representations, Warranties and Covenants of Seller. The representations and warranties of the Seller contained herein and any other documents delivered by the Seller in connection with this Agreement shall be true and correct in all material respects at the Closing; and the Seller shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it or prior to the Closing.

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                  15.2 Licenses and Permits. The Purchaser shall have obtained all licenses and permits from public authorities necessary to authorize the ownership and operation of the business of the Seller.

                  15.3 Consents. The Purchaser shall have obtained the consent of the lessor of Seller's lease agreement for the address of its executive offices to the assignment of such agreement to the Purchaser.

                  15.4 Conditions of the Business. There shall have been no material adverse change in the manner of operation of the Seller's business prior to the Closing Date.

                  15.5 No Suits or Actions. At the Closing Date no suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent the consummation of this Agreement or the contemplated transactions.

         16. Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or a portion of which may be waived in writing by the Seller;

                  16.1 Representations, Warranties and Covenants of Purchaser. All representations and warranties made in this Agreement by the Purchaser shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and the Purchaser shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

         17. Purchaser's Acceptance. The Purchaser represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge and opinion of the value of the business. The Purchaser has not relied on any representations made by the Seller other than those specified in this Agreement. The Purchaser further acknowledges the Seller has not made any agreement or promise to repair or improve any of the leasehold improvements, equipment or other personal property being sold to the Purchaser under this Agreement, and that the Purchaser takes all such property in the condition existing on the date of this Agreement, except as otherwise provided in this Agreement.

         18. Risk of Loss. The risk of loss, damage or destruction to any of the equipment, inventory or other personal property to be conveyed to the Purchaser under this Agreement shall be borne by the Seller to the time of Closing. In the event of such loss, damage or destruction, the Seller, to the extent reasonable, shall replace the lost property or repair or cause to repair the damaged property to its condition prior to the damage. If replacement, repairs or restorations are not completed prior to Closing, then the purchase price shall be adjusted by an amount agreed upon by the Purchaser and the Seller that will be required to complete the replacement, repair or restoration following Closing. If the Purchaser and the Seller are unable to agree, then the Purchaser, at its sole option and notwithstanding any other provision of this Agreement, upon notice to the Seller, may rescind this Agreement and declare it to be of no further force and effect, in which event there shall be no Closing of this Agreement and all the terms and provisions of this Agreement shall be deemed null and void. If, prior to Closing, any of the real properties that are the subject of the leases to be assumed by the Purchaser are materially damaged or destroyed, then the Purchaser may rescind this Agreement in the manner provided above unless arrangements for repair satisfactory to all parties involved are made prior to Closing.

         19. Indemnification and Survival.

                  19.1 Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the Closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to Closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate 2 years from the Closing Date, and such representations or warranties shall thereafter be

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without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

                  19.2 Seller's Indemnification.

                  19.2.1 The Seller hereby agrees to indemnify and hold the Purchaser, it successors and assigns harmless from and against: (i) Any and all damages, losses, claims, liabilities, deficiencies and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of the Seller's business prior to the close of business on the day before the Closing Date, except for damages, losses, claims, liabilities, deficiencies and obligations of the Seller expressly assumed by the Purchaser under this Agreement or paid by insurance maintained by the Seller or the Purchaser, (ii) any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of the Seller under this Agreement, and (iv) any and all actions, suits, claims, proceedings, investigation, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and attorneys fees) incident to any of the foregoing.

                 19.2.2 The Seller's indemnity obligations under Section 19.2 shall be subject to the following: (i) if any claim is asserted against the Purchaser that would give rise to a claim by the Purchaser against the Seller for indemnification under the provisions of this Section, then the Purchaser shall promptly give written notice to the Seller concerning such claim and the Seller shall, at no expense to the Purchaser, defend the claim, and (ii) the Seller shall not be required to indemnify the Purchaser for an amount that exceeds the fair market value of the Purchase Price paid by the Purchaser under this Agreement.

                  19.3 Purchaser's Indemnification. The Purchaser agrees to defend, indemnify, and hold harmless the Seller from and against (i) any and all claims, liabilities and obligations of every kind and description arising out of or related to the operation of the business following Closing or arising out of the Purchaser's failure to perform obligations of the Seller assumed by the Purchaser pursuant to this Agreement; (ii) any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of the Purchaser under this Agreement, and (iii) any and all actions, suits, claims, proceedings, investigation, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and attorneys fees) incident to any of the foregoing.

         20. Miscellaneous Provisions.

                  20.1 Notices. All notices, requests, demands, claims, consents and other communications required or permitted under this Agreement shall be in writing. Any notice, request, demand, claim , communication or consent under this Agreement shall be deemed duly given if (and shall be effective two business days after) it is sent by certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                If to Purchaser:      Reality Wireless Networks, Inc.
                                      4106 Factoria Blvd. SE, Suite 214
                                      Bellevue, Washington 98006

                If to Seller:         Reality Networks, Inc.
                                      120 W. Campbell Ave., Suite E
                                      Campbell, California 95008

or at any other address as any party may, from time to time, designate by notice given in compliance with this section.

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
                  20.2 Time. Time is of the essence of this Agreement.

                  20.3 Survival. Any of the terms and covenants contained in this Agreement which require the performance of either party after the Closing shall survive the Closing and delivery of the Assets.

                  20.4 Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

                  20.5 Assignment. Except as otherwise provided within this Agreement, neither party hereto may transfer or assign this Agreement without the prior written consent of the other party.

                  20.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to the conflicts of law principals thereof.

                  20.7 Venue. This parties to this Agreement agree that any action on this Agreement shall be brought in a court of competent jurisdiction located in King County, Washington.

                  20.8 Arbitration. If at any time during the term of this Agreement any dispute, difference or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

                  20.9 Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys' fees to be fixed by the arbitrator, trial court and/or appellate court.

                  20.10 Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

                  20.11 Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

                  20.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                  20.13 Prior Agreements. This document is the entire, final and complete agreement of the parties pertaining to the to purchase of the Assets, and supersedes and replaces all prior or existing written and oral agreements between the parties or their representatives relating to the Assets.

                  20.14 Modifications Must Be in Writing. This Agreement may not be changed orally. All modifications of this Agreement must be in writing and must be signed by each party.

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
                  20.15 Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

                  20.16 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

                  20.17 Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

                  20.18 Counterparts. This Agreement may be executed by facsimile and in several counterparts, and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

                  20.19 Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                   SELLER:

                                   REALITY NETWORKS, INC.



                                   By:  ________________________________________
                                   Name:  Victor Romero
                                   Title: President and Chief Operating Officer


                                   PURCHASER:

                                   REALITY WIRELESS NETWORKS, INC.



                                   By:  ________________________________________
                                   Name:  John R. Eltringham
                                   Title: Director and President, Secretary and
                                          Treasurer






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